HAWKINS ACCOUNTING
                                                     Certified Public Accountant
                                                               135 Rose Court #1
                                                             Campbell, CA  95008
                                        (408) 370 - 3294  FAX:  (408) 871 - 2603




December  19,  2003


Securities  and  Exchange  Commission
450  Fifth  Street  N.W.
Washington,  DC  20549


Ladies  and  Gentlemen:

This letter is to inform you of my resignation as the principle auditor of EAPI Entertainment, Inc. Effective immediately.

The reason for my withdrawal is that I chosen not to register my firm with the PCAOB to issue reports on publicly traded companies.

There is no accounting issues in dispute with EAPI Entertainment, Inc. in the past or the present.




/s/  Hawkins  Accounting